                                                                  EXHIBIT (P)(2)

                    ALLIANZ GLOBAL INVESTORS OF AMERICA L.P.
                                 CODE OF ETHICS
                            Effective January 1, 2005
                                    Version 2

                                  INTRODUCTION

This Code of Ethics (the "Code") is based on the principle that you, as an officer or employee of Allianz Global Investors of America L.P. and its affiliated divisions or subsidiaries, including ADAM Capital Management LLC,
Allianz Hedge Fund Partners L.P., Allianz Private Client Services LLC, Allianz
Private Equity Partners, Inc., Alpha Vision Capital Management, Cadence Capital
Management LLC, Nicholas-Applegate Capital Management LLC, NFJ Investment Group
L.P., OCC Distributors LLC, OpCap Advisors LLC, Oppenheimer Capital LLC, Allianz
Global Investors Fund Management LLC, Allianz Global Investors Managed Accounts
LLC, Allianz Global Investors U.S. Retail LLC, PA CD Distributors LLC; and PEA
Capital LLC, (collectively, "the Company"), owe a fiduciary duty to the shareholders of the registered investment companies (the "Funds") and other clients (together with the Funds, the "Advisory Clients") for which the Company serves as an adviser or sub-adviser. Accordingly, you must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interests of our Advisory Clients. If you are covered by another code or affiliated division or subsidiary; or Allianz Group
Company, this Code shall not apply to you.

At all times, you must:

1.   PLACE THE INTERESTS OF OUR ADVISORY CLIENTS FIRST. As a fiduciary, you must scrupulously avoid serving your own personal interests ahead of the interests of our Advisory Clients. You may not cause an Advisory Client to take action, or not to take action, for your personal benefit rather than the benefit of the Advisory Client. For example, you would violate this
     Code if you caused an Advisory Client to purchase a security you owned for the purpose of increasing the price of that Security. Likewise, in connection with your regular functions and duties, you would violate this
     Code if you made a personal investment in a security that might be an appropriate investment for an Advisory Client without first considering the security as an investment for the Advisory Client.

2.   CONDUCT ALL OF YOUR PERSONAL SECURITIES TRANSACTIONS IN FULL COMPLIANCE
     WITH THIS CODE AND THE COMPANY INSIDER TRADING POLICY. The Company
     encourages you and your family to develop personal investment programs.
     However, you must not take any action in connection with your personal investments that could cause even the appearance of unfairness or impropriety. Accordingly, you must comply with the policies and procedures set forth in this Code. Failure to comply with this Code may result in disciplinary action, including termination of employment. In addition, you must comply with the policies and procedures set forth in the Company
     Insider Trading Policy and Procedures, which is attached to this Code as
     Appendix I. Questions regarding these policies and procedures should be addressed with your local Compliance Officer.

3.   AVOID TAKING INAPPROPRIATE ADVANTAGE OF YOUR POSITION. The receipt of investment opportunities, gifts or gratuities from persons seeking business with the Company directly or on behalf of an Advisory Client of the Company could call into question the independence of your business judgment. In addition, information concerning the identity of security holdings and financial circumstances of an Advisory Client is confidential. You may not use personal or account information of any client of the Company except as permitted by the Company's Privacy Policy (Appendix IV to this Code).
     Accordingly, you must comply with the policies and procedures set forth in this Code under the heading Fiduciary Duties.

4.   COMPLY WITH APPLICABLE FEDERAL SECURITIES LAWS AND REGULATIONS. In
     connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by an Advisory Client, you are not permitted to: (i)
     defraud such client in any manner; (ii) mislead such client, including making a statement that omits material facts; (iii) engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client; (iv) engage in any manipulative practice with respect to such client; or (v) engage in any manipulative practices with respect to securities, including price manipulation.

REPORTING AND CERTIFICATION

FIDUCIARY DUTIES

APPENDICES

FORMS

                                    QUESTIONS

Questions regarding this Code should be addressed to your local Compliance
Officer. As of the effective date of this Code, the Compliance Officers are:
JESSICA CARUSO (Allianz Global Investors-East, Allianz Hedge Fund Partners,
Allianz Private Client Services, Allianz Private Equity Partners, OCC
Distributors, OpCap Advisors, Oppenheimer Capital, PA CD Distributors, Allianz
Global Investors Fund Management, Allianz Global Investors Managed Accounts,
Allianz Global Investors U.S. Retail; and PEA Capital); VIRGINIA CAMP (Allianz
Global Investors-West); HEATHER MELLEM (Cadence); LIZ HOLCOMB (NFJ); and BETH
ANN COLEMAN (ADAM Capital Management, Alpha Vision Capital Management and
Nicholas-Applegate). The Compliance Committee members are Frank Poli, Jessica
Caruso, Youse Guia, and Beth Ann Coleman.

I.   COVERED PERSONS

     Based upon your activities and role within the Company, you will be placed in one or more of the following categories. Provisions of the Code pertaining to the pre-clearance requirements and certain prohibited transactions may apply to more than one category.

A.   "NON-ACCESS PERSON" means any director, officer, or employee of the Company that does NOT, in connection with their regular duties, makes, participates in, or has access to non-public information regarding the purchase or sale of Covered Securities by the Advisory Clients of the Company, or does NOT have access to non-public information regarding the portfolio holdings of affiliated mutual funds. It also includes individuals who are not deemed an
     "interested person" of a Fund within the meaning of Section 2(a)(19) of the
     Investment Company Act of 1940, i.e. outside Fund Trustees.

B.   "ACCESS PERSON" means any director, officer, Portfolio Employee, or employee of the Company who, in connection with their regular duties, makes, participates in, or has access to non-public information regarding the purchase or sale of Covered Securities by the Advisory Clients of the
     Company, or has access to non-public information regarding the portfolio holdings of affiliated mutual funds.

C.   "PORTFOLIO EMPLOYEE" means any employee of the Company who, in connection with their regular functions and duties, makes, or participates in making, recommendations regarding the purchase or sale of securities on behalf of any Advisory Client, provides information or advice to a Portfolio Manager, or helps execute a portfolio manager's recommendations. Generally,
     Portfolio Employees includes, but is not limited to, portfolio managers, research analysts and traders.

II.  COVERED SECURITIES

     THE FOLLOWING LIST IDENTIFIES THE "COVERED SECURITIES" OR "SECURITIES" THAT
     ARE DEEMED SUBJECT TO THE REQUIREMENTS OF THE CODE:

     Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency, or shares of closed-end investment companies, or any shares in proprietary funds of the Company and other mutual funds sub-advised by the employee's operating entity (collectively "Mutual Funds" (1)), in general, any interest or instrument commonly known as a security, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any security. The purchase or sale of a Security includes, among other things, the writing of an option to purchase or sell a Security.

     THE DEFINITION OF SECURITIES ALSO INCLUDES SECURITY FUTURES(2) AND FUTURES
     AND OPTIONS ON ANY GROUP OR INDEX OF SECURITIES (AS DEFINED IN THE
     INVESTMENT COMPANY ACT OF 1940).

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     (1)  Allianz Global Investors mutual funds include funds available through the Allianz Global Investors 401(k), Auto Invest Program and Deferred
          Compensation Plan. For a listing of sub-advised funds, see your local
          Compliance Officer.

     (2)  A security future is a contract of sale for future delivery of a single security or a narrow-based security index.

III. ACCOUNTS COVERED UNDER THE CODE

     All accounts where an employee is deemed to have beneficial ownership are subject to the provisions of this Code. For purposes of this Code,
     Beneficial Ownership shall be interpreted in the same manner as the definition contained in the provision of Section 16 of the Securities
     Exchange Act of 1934 under Rule 16a-1(a)(2).

     Generally, you are considered to have Beneficial Ownership of Securities if you have or share a direct or indirect pecuniary interest in the
     Securities.

     You have a pecuniary interest in Securities if you have the opportunity to directly benefit or share in any profit derived from a transaction in the
     Securities.

     THE FOLLOWING ARE EXAMPLES OF A PERSON HAVING BENEFICIAL OWNERSHIP OF
SECURITIES:

     a.   Securities held in the name of the officer or employee of the Company.

     b.   Securities held by members of your immediate family sharing the same household.

          Immediate family includes any spouse, domestic partner, child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any adoptive relationship(3)

     c.   Your interest as a general partner in Securities held by a general or limited partnership.

     d.   Your interest as a manager-member in the Securities held by a limited liability company.

     e.   Your ownership of Securities as a trustee where either you or members of your immediate family have a vested interest in the principal or income of the trust.

     f.   Your ownership of a vested beneficial interest in a trust.

     g.   Your status as a settler of a trust, unless the consent of all of the beneficiaries is required in order for you to revoke the trust.

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     You do not have an indirect Pecuniary Interest in Securities held by a corporation, partnership, a limited liability company or other entity in which you hold an equity interest, unless you are a controlling equity holder or you have (or share) investment control over the Securities held by the entity.
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     The final determination of Beneficial Ownership is a question to be determined in light of the facts for each particular case. If in doubt, employees should consult with their local Compliance Officer. Additional guidance on Beneficial Ownership can be found in Appendix II.
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(3)  Please direct any questions concerning the definition of "immediate family"
     to either your local Compliance Officer or the Human Resources Department.

IV.  EXEMPT SECURITIES

The following securities and transactions are exempt from the pre-clearance and certain reporting requirements under the Code ("Exempt Securities"):

     A.   Direct obligations of the government of the United States, including fixed income securities issued by agencies or instrumentalities of, or are unconditionally guaranteed by the government of the U.S.

     B.   Bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and high quality short-term debt instruments(4).

     C.   Shares of money market funds.

     D.   Purchases of Covered Securities under a dividend reinvestment plan.

     E.   Purchases of Covered Securities by exercise of rights issued to the holders of a class of Securities pro rata, to the extent they are issued with respect to Securities of which you have Beneficial
          Ownership.

     F.   Acquisitions or dispositions of Covered Securities as the result of a stock dividend, stock split, reverse stock split, merger,
          consolidation, spin-off or other similar corporate distribution or reorganization applicable to all holders of a class of Securities of which you have Beneficial Ownership.

     G.   Dispositions of Securities of a private issuer, i.e. private placements.

     H.   Commodities, futures and options traded on a commodity exchange, including currency futures.

     I.   Short sales, puts, calls, straddles, or options on any Exempt
          Security.

     J.   Shares of non-proprietary registered open-end investment companies that are not advised or sub-advised by the employee's operating entity nor advised by a control affiliate of the employee's operating entity.

     K.   Transactions in units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated open-end investment companies.

     L.   Shares of exchange-traded funds (ETF's). Examples of ETF's are SPDRS,
          QQQs, MDYs, DIAs, WEBS, Diamonds, iShares, etc.

     M.   Exchange-traded futures and options on broadly-based indices.

     N.   (For employees of NFJ only) Shares of any issuer not currently owned in any NFJ Advisory Clients' accounts and not currently contemplated by any NFJ portfolio manager for purchase in any such Advisory
          Clients' accounts, i.e. a determination would need to be made that the shares that the NFJ employee wishes to transact in does not conflict with any NFJ client account whereby the security is held in or eligible to be held in any NFJ client account.

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(4)  Defined as any instrument that has a maturity at issuance of less than 366 days and that is rated by one of the two highest rating categories by a
     Nationally Recognized Statistical Rating Organization, including repurchase agreements.

EXEMPT SECURITIES CONTINUED

O.   *(For Non-Access Persons only) Purchases or sales that do not exceed 2,000 shares per day, per Large-Cap Issuer(5).

P.   *(For Non-Access Persons only) Purchases or sales up to the lesser of 1,000 shares or $10,000 per calendar week, per issuer of stock other than stock issued by a Large-Cap Issuer.

Q.   Purchases or sales up to $100,000 per calendar month per issuer of fixed-income Securities issued by U.S. corporations.

R.   Purchases or sales up to $1,000,000 per calendar month per issuer of fixed-income Securities issued by Qualified Foreign Governments(6).

S.   Other specific transactions as may be exempted by your local Compliance
     Officer or the Compliance Committee based upon a determination that the transaction(s) do not interfere or appear to interfere with making decisions in the best interest of our Advisory Clients. On a case-by-case basis, a Compliance Officer or the Compliance Committee may exempt a specific transaction from any of the provisions of this Code except for the provisions set forth in the Reporting and Certification section. All requests to exempt a transaction must be in writing and forwarded to your local Compliance Officer for approval prior to your executing the transaction.

                                     CAUTION

     Qualified Foreign Governments, Large-Cap Issuers and broadly based indices may change from time to time. Accordingly, you may purchase a Covered
     Security deemed to be an EXEMPT SECURITY only to find that when you wish to sell them, you may not do so without prior approval from your local
     Compliance Officer.

     *THE PRE-CLEARANCE EXEMPTION FOR THESE ITEMS DOES NOT APPLY FOR EMPLOYEES
     OF THE COMPANY THAT ARE BASED IN NEW YORK. SUCH EMPLOYEES MUST PRE-CLEAR
     THESE TRANSACTIONS THROUGH CTI-ITRADE. REFER TO THE GENERAL PRE-CLEARANCE
     REQUIREMENTS SECTION FOR FURTHER DETAILS.

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(5)  A Large-Cap Issuer is an issuer with a total market capitalization in excess of five billion dollars. Information concerning large-cap issuers is available on the Internet. If you are unsure whether a security is a large-cap issue, contact a Compliance Officer.

(6)  A Qualified Foreign Government is a national government of a developed country with outstanding fixed-income securities in excess of fifty billion dollars.

V.   GENERAL PRE-CLEARANCE REQUIREMENTS

     A.   ACCESS PERSONS AND PORTFOLIO EMPLOYEES

          a)   All Access Persons and Portfolio Employees must pre-clear their personal securities transactions by either submitting a
               Pre-Clearance Request Form (Appendix XI) to a designated
               pre-clearance personnel or submitting such request through a designated system that is implemented at your location. Exempt
               Securities and Mutual Fund transactions, as defined in the Code, are not subject to pre-clearance requirements.

          b)   All pre-clearance approvals are effective until the close of business on the day that pre-clearance is given (4:00 P.M EST).
               If the individual submitting the request wishes to execute a trade in the same Security or an equivalent Security on
               subsequent days, a new pre-clearance request must be submitted.
               GTC (good till canceled) orders will not be cleared.

     B.   NEW YORK OR NICHOLAS-APPLEGATE EMPLOYEES

          a)   All Non-Access Persons, Access Persons, and Portfolio Employees
               who are employees of the Company that are located in New York as well as all Access Persons and Portfolio Employees who are employees of Nicholas-Applegate, must pre-clear all personal security transactions by submitting a Trade Request Form through
               CTI iTrade (Appendix XII). If you have any questions regarding the use of CTI, please call the Allianz Global Investors-NY
               Compliance Hot-Line at (212) 739-3186 or your local
               Nicholas-Applegate Compliance Officer. See Appendix V for
               instructions on how to use CTI iTrade.

          b)   Investment management personnel that are employees of
               Nicholas-Applegate must receive written authorization for all non-exempt personal securities transactions from the Chief
               Investment Officer ("CIO") or a senior portfolio manager.

VI.  PROHIBITED TRANSACTIONS

     A.   ACCESS PERSON

          a)   Same day securities may not be purchased or sold by an Access
               Person if, at the time of pre-clearance, there is a pending buy or sell order on the relevant trading desk on behalf of an
               Advisory Client in the same Security or an equivalent
               Security(7). Such orders by an Access Person can only be
               purchased or sold on the following day that the Advisor Client(s)
               order has been executed.

          b)   Securities may not be purchased or sold if, at the time of pre-clearance, you knew or should have known that an Advisory
               Client would be trading in the same security or an equivalent
               Security on the same day.

          c)   If you are an Access Person, you may not acquire Beneficial
               Ownership of any securities in an initial public offering (as defined in Rule 17j-1).

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(7)  An equivalent Security of a given Security is (i) a Security issuable upon exercise, conversion or exchange of the given Security, (ii) a Security exercisable to purchase, convertible into or exchangeable for the given
     Security, or (iii) a Security otherwise representing an interest in or based on the value of the given Security.

B.   PORTFOLIO EMPLOYEES

     a)   Same day securities may not be purchased or sold by a Portfolio
          Employee if, at the time of pre-clearance, there is a pending buy or sell order on the relevant trading desk on behalf of an Advisory
          Client in the same Security or an equivalent Security7. Such orders by a Portfolio Employee can only be purchased or sold on the following day that the Advisor Client(s) order has been executed or withdrawn.

     b)   Securities may not be purchased or sold if, at the time of pre-clearance, you knew or should have known that an Advisory Client would be trading in the same security or an equivalent Security on the same day.

     c)   If you are a Portfolio Employee (or a person that has been identified as having access to the same information, i.e. portfolio managers, research analysts, traders), you may not purchase or sell Securities during the period beginning three days before and ending three days after the day on which an Advisory Client trades in the same Security or an equivalent Security.

          NOTE; If you are a Portfolio Employee (or a person that has been identified as having access to the same information), and you pre-clear a Securities transaction prior to the commencement of an
          Advisory Client trading in the same Security or an equivalent
          Security, it may not be deemed a violation of this Code unless you knew or should have known that the Advisory Client would be trading in that Security or an equivalent Security within three days after your trade.

     d)   If you are a Portfolio Employee, you may not profit from the purchase and sale, or sale and purchase, within 30 calendar days, of the same
          Securities or equivalent Securities (other than Exempt Securities) of which you have Beneficial Ownership. Any such short-term trade must be unwound, or if that is not practical, the profits must be contributed to a charitable organization. NOTE: additional guidance on this restriction can be found in Appendix III.

          You are considered to profit from a short-term trade if Covered
          Securities of which you have Beneficial Ownership are sold for more than the purchase price of the same Securities or equivalent
          Securities, even though the Securities purchased and the Securities sold are held of record or beneficially by different persons or entities.

     e)   If you are a Portfolio Employee of the Company, you are prohibited from transactions involving puts, calls, straddles, options and/or short sales unless the security is an Exempt Security or the transaction is approved by your CIO and your local Compliance Officer.

     f)   If you are a Portfolio Employee, you may not acquire Beneficial
          Ownership of any Securities in an initial public offering (as defined in Rule 17j-1).

C.   OPPENHEIMER AND PRIVATE CLIENT SERVICES EMPLOYEES

     a)   If you are an employee of Oppenheimer Capital or Allianz Private
          Client Services, you are prohibited from transactions involving puts, calls, straddles, options, and/or short sales in any Security within the Oppenheimer Capital Recommended List.

     b)   If you are an employee of Oppenheimer Capital or Allianz Private
          Client Services, you may not purchase or sell Securities during the period ending three days after the day on which the Oppenheimer Large
          Cap Value Model (#50995) and the Value Fund (#63140) trades in the same Security or an equivalent Security.

D.   TRADING RESTRICTIONS IN REGISTERED OPEN-END INVESTMENT COMPANIES

     a)   Excessive trading in registered open-end investment companies ("mutual funds") is strictly prohibited. No employee may engage in transactions that are in violation of a fund's stated policy as disclosed in its prospectus and statement of additional information.

     b)   Trading in Mutual Funds where the Company is the Adviser or
          Sub-Adviser:

               Employees may not purchase and sell, or sell and purchase the same Mutual Fund, in any 30-day period, regardless of whether those transactions occurred in a single account (e.g., a
               brokerage account, a 401(k) account, a deferred compensation account, PIMCO Auto-Invest Program, etc.) or across multiple accounts in which the employee has beneficial interest.

               i.   This prohibition will not apply, however, with respect to
                    purchases made pursuant to an automatic payroll investment feature in the PIMCO Auto-Invest Program, a deferred
                    compensation, 401(k) or retirement plan (e.g., purchases of mutual fund shares every pay period in an employee's 401(k)
                    plan). In order to rely on this exception, your investment options in such plans may not be changed more than once each month.

               ii.  This prohibition will not apply with respect to automatic reinvestments of dividends, income or interest received from the mutual fund.

               iii. This prohibition will not apply to purchases and sales of a mutual fund security that are made by a fund of funds in
                    which an employee invests, as long as the employee's
                    operating entity does not manage or sub-advise that fund of funds.

VII. PRIVATE PLACEMENTS

     If you are an Access Person, you may not acquire Beneficial Ownership of any Securities in a private placement(8), unless you have received prior written approval from your local CIO and your local Compliance Officer.
     Approval will be not be given unless a determination is made that the investment opportunity should not be reserved for one or more Advisory
     Clients, and that the opportunity to invest has not been offered to you solely by virtue of your position. The form for requesting private placement approval is attached to this Code (Appendix XIII).

     If you are a Portfolio Employee and you have acquired Beneficial Ownership of Securities in a private placement, you must disclose your investment when you play a part in any consideration of an investment by an Advisory
     Client in the issuer of the Securities, and any decision to make such an investment must be independently reviewed by your local CIO or a Portfolio
     Manager who does not have Beneficial Ownership of any Securities of the issuer.

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(8)  A private placement is an offering of ownership in a new or secondary issue to a single investor or group of investors. The sale or placement is usually made through an investment banker and the securities' public resale restricted if they are not registered under the Securities Exchange Act of
     1933.

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VIII. USE OF BROKER-DEALERS AND BROKERAGE ACCOUNTS

     To assist in the implementation of the Code and meet regulatory requirements, all New York and San Diego based employees must maintain their personal brokerage and trading accounts (which they are deemed to have Beneficial Ownership) with a "Designated Broker"* (currently Charles
     Schwab-see appendix VI for further details). It is preferred that all other employees of the Company use a designated broker, although it is not required. If you are an employee with a Designated Broker, you are required to transfer your account(s) to the Designated Broker within a reasonable period of time from your initial commencement of employment. There will be no costs charged by the Designated Broker associated with transferring your personal brokerage/trading accounts. If you are maintaining a brokerage account other than with a Designated Broker, you are required to immediately disclose this to your local compliance department. Based upon the determination by the appropriate Compliance Officer, certain exemptions may be granted that would allow the employee to continue maintaining his or her personal brokerage/trading accounts with a non-designated broker.

     All employees that are maintaining a brokerage or trading account with a non-designated broker must ensure that duplicate copies of account statements and transactional confirms are sent directly to the attention of your local compliance department (if regularly prepared). The confirmations and statements must, in the aggregate, provide enough detail that would show the name of the broker, account number, date of transaction, whether it was a buy/sell, security name, amount of transaction, and the price.

     Most brokers require that the Company provide a Rule "407" letter which acknowledges that your account is held by such broker and requests that the broker provide the relevant compliance department with duplicate client account statements and transactional confirms. Your local Compliance
     Officer will execute this letter for any of your beneficially owned accounts that have been approved by Compliance.

     Employees are not required to comply with the provisions under this section if their brokerage or trading account 1) is fully managed by a third party, and 2) exclusively holds Exempt Securities and is unable to hold any
     Covered Securities.

     *Note transactions in registered open-end investment companies are not required to be executed through a designated broker.

IX.  REPORTING AND CERTIFICATION

A.   INITIAL REPORTING AND CERTIFICATION FOR NEW EMPLOYEES

     Within 10 days following the commencement of employment at the Company, all employees are required to complete and submit the Initial Acknowledgement
     Certification and the Initial Listing of Personal Securities Holdings,
     Mutual Fund and Brokerage Accounts forms to your local compliance department (See Appendix VII and VIII). The information supplied must be current as of a date no more than 45 days before becoming an employee.

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B.   QUARTERLY TRANSACTIONAL REPORTING FOR NON-DESIGNATED BROKER ACCOUNT(S)

     All employees that maintain a brokerage, Mutual Fund or trading account with a non-designated broker AND do not have duplicate copies of account statements and transactional confirms being sent directly to the attention of your local compliance department, must complete and submit a Quarterly
     Transaction Report for all "Covered Securities" within 30 days following the end of each calendar quarter (Appendix IX). It is at the discretion of your local Compliance Officer to implement the quarterly reporting requirement for all other brokerage, Mutual Fund or trading accounts that the compliance department may be receiving duplicate account information.

C.   ANNUAL REPORTING AND CERTIFICATION

     Within 10 days following the end of the calendar year, all "active"
     employees are required to complete and submit the Annual Listing of
     Securities Holdings and Certification of Compliance form to your local compliance department (See Appendix X). The information supplied must be current as of a date no more than 45 days before the annual report is submitted. For all Non-Access Persons, Access Persons, and Portfolio
     Employees who are employees of the Company that are located in New York, this requirement is satisfied by certifying the Code of Ethics
     Certification and the Brokerage Account Certification through CTI iTrade within 10 days following the end of the calendar year.

X.   FIDUCIARY DUTIES

A.   GIFTS

     No employee ("Employee") of the Company shall receive (or give) any gift or other consideration in merchandise, service, or otherwise that is excessive in value or frequency from (or to) any person, firm, corporation, association or other entity ("Outside Entity") that does business with or on behalf of the Funds, an Advisory Client or the Company.

     a.   Gifts and entertainment must be reasonable in terms of frequency and value. It may be reasonable to give or receive gifts at a more frequent basis under certain limited circumstance, i.e. holiday season.

     b.   Do not accept gifts, favors, entertainment or other things of value which could influence your decision-making or make you feel beholden to a person or an Outside Entity.

     c.   Do not offer gifts, favors, entertainment or other things of value that could be viewed as overly generous or aimed at influencing decision-making or making an Outside Entity feel beholden to the
          Company.

     d.   Entertainment situations may only be used to foster and promote business relationships with Outside Entities

     e.   You may attend business meals, business related conferences, sporting events and other entertainment events at the expense of the giver, so long as the expense is reasonable and both you and the giver are present.

     f.   Gifts should not be sent to an Employee's home. If they are, the
          Employee must discourage this practice in the future.

     g.   You may RECEIVE gifts from an Outside Entity so long as their aggregate annual value does not exceed the equivalent of $100. You may
          GIVE gifts to an Outside Entity so long as the aggregate annual value does not exceed the equivalent of $100.

                                       12

     h.   You may not accept or offer air transportation nor may you accept hotel or other accommodations without obtaining prior written approval from your local Compliance Officer. You must also obtain prior written approval from your supervisor (the person to whom you report) for all air travel, conferences, and business events that require overnight accommodations.

     i.   Under no circumstances should cash gifts or cash equivalents be given to or accepted from an Outside Entity.

B.   SERVICE AS DIRECTOR

     If you are a Portfolio Employee, you may not serve on the board of directors or other governing board of a publicly traded entity, unless you have received the prior written approval of the local Chief Legal Officer or your local Compliance Officer. Approval will not be given unless a determination is made that your service on the board would be consistent with the interests of the Advisory Clients. If you are permitted to serve on the board of a publicly traded entity, you will be isolated from those
     Portfolio Employees who make investment decisions with respect to the securities of that entity, through a "Chinese Wall" or other procedures.

C.   PRIVACY POLICY

     You must abide by the Company Privacy Policy (the "Privacy Policy") which is attached to this Code of Ethics as Appendix IV. The Privacy Policy is designed to protect personal and account information of clients from disclosure to any non-affiliated third parties, except as required or permitted by law or certain circumstances and when duly authorized by a
     Compliance Officer or director of the Company. You will be responsible for attesting to your compliance with the Privacy Policy in your Annual
     Certification of Compliance.

D.   POLITICAL AND CHARITABLE CONTRIBUTIONS

     You are prohibited from making political contributions for the purpose of obtaining or retaining advisory contracts with government entities. In addition, you must not consider your operating entity's current or anticipated business relationships as a factor in soliciting political or charitable contributions. For any questions relating to political and charitable contributions, you should contact your local Compliance Officer.

XI.  REMEDIAL ACTION

     The Company reserves the right to cancel any trade (without prior notice and at the employee's expense) or to instruct you to cancel a trade at your expense. The Company may suspend or revoke your trading privileges at any time. Employee trading violations can result in penalties ranging from cancellation of an offending trade to termination of your employment. Any loss from an impermissible trade will be charged to the employee and any profits may be forfeited. Violations may also lead to civil or criminal proceedings and penalties. Failure to pre-clear trades or comply with any of the reporting requirements may result in sanctions including fines. All fines collected will be donated to an approved charity.

                                       13

XII. REPORTING VIOLATIONS

     All employees are required to promptly report "apparent" or "suspected"
     violations in addition to actual or known violations of the Code to the local Compliance Officer. Examples of the types of reporting required include, but are not limited to, noncompliance with applicable laws, rules and regulations; fraud or illegal acts involving any aspect of the operating entity's business; material misstatements in regulatory filings, internal books and records, client records or reports; activity that is harmful to clients, including fund shareholders; and deviations from required controls and procedures that safeguard clients and the operating entity. All such reports will be treated confidentially to the extent permitted by law and investigated promptly and appropriately. Retaliation against an individual who reports a violation is prohibited and constitutes a further violation of this Code. You are encouraged to seek advice from your local Legal Counsel with respect to any action which may violate the
     Code. For any questions relating to the reporting of violations, please refer to the Policy for Reporting Suspicious Activity and Concerns about
     Accounting Matters found in the Compliance section of the Company Intranet.
     You may also contact the Group Compliance Manager at (949) 219-2217.

XIII. REPORTS TO MANAGEMENT AND TRUSTEES

A.   BOARD REVIEW OF SIGNIFICANT REMEDIAL ACTION AND ANNUAL REPORT

     In connection with the Company advised funds, local Compliance Officers will, at least annually, inform the Funds' Board of Directors or Trustees as well as Company senior management, of any significant remedial action taken in response to a violation of the Code. A significant remedial action means any action that has a significant financial effect on the violator, such as a material disgorgement of profits, imposition of a significant fine, demotion, suspension or termination.

     The annual report will, at a minimum contain the following:

     1.   A summary of existing procedures concerning personal investing and any changes in the procedures made during the past year;

     2.   A description of any issues arising under the Code of Ethics or procedures since the last report to the Funds' Board, as the case may be, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations, and;

     3.   Certify that the Company, and its affiliates, have adopted procedures reasonably necessary to prevent all employees from violating the Code and that the Compliance Officer has reviewed at least annually the adequacy of the Code and the effectiveness of its implementation.

                                       14

XIV. RECORDKEEPING REQUIREMENTS

The Company shall maintain and preserve in an easily accessible place:

     A.   A copy of this Code, or any other Code of Ethics, that was in effect within the previous 5 years.

     B.   A record of any violation of this Code and of any action taken as a result of such violation for a period of 5 years following the end of the reporting year in which the violation occurs.

     C.   A record of any decision, and the reasons supporting the decision, that were used to approve an employee's trade that was deemed an exception to the provisions of this Code.

     D.   A record of all written acknowledgements of receipt of the Code and amendments for each person covered under the Code within the past 5 years. These records must be kept for 5 years after the individual ceases to be an employee of the operating entity.

     E.   A copy of each report submitted under this Code for a period of 5 years.

     F.   A list of all persons who are, or within the past 5 years were, subject to the reporting requirements of the Code.

     G.   A record of any decision, and the reasons supporting the decision, that were used to approve an employee's investment in a private placement for at least 5 years after the reporting year in which approval was granted.

     H.   A record of persons responsible for reviewing Access Persons' reports during the last 5 years.

     I.   A copy of reports provided to a Fund's Board of Directors regarding the Code.

                                       15

                                                                      APPENDIX I

                    ALLIANZ GLOBAL INVESTORS OF AMERICA L.P.

                      INSIDER TRADING POLICY AND PROCEDURES

SECTION I. POLICY STATEMENT ON INSIDER TRADING

A.   Policy Statement on Insider Trading

Allianz Global Investors of America L.P. ("the Company") and its division or its subsidiaries, including, Pacific Investment Management Company LLC, Allianz
Hedge Fund Partners L.P., Allianz Private Client Services LLC, Allianz Private
Equity Partners LLC, Cadence Capital Management LLC, Nicholas-Applegate Capital
Management LLC, NFJ Investment Group L.P., OCC Distributors LLC, OpCap Advisors
LLC, Oppenheimer Capital LLC, Allianz Global Investors Distributors LLC, Allianz
Global Investors Fund Management LLC, Allianz Global Investors Managed Accounts
LLC, Allianz Global Investors U.S. Retail LLC, PA CD Distributors LLC, PEA
Capital LLC, ADAM Capital Management LLC; and Alpha Vision Capital Management
LLC (collectively, "the Company") forbid any of their officers, directors or employees from trading, either personally or on behalf of others (such as, mutual funds and private accounts managed by the Company), on the basis of material non-public information or communicating material non-public information to others in violation of the law. This conduct is frequently referred to as
"insider trading". This is a group wide policy.

The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the situation when a person trades while aware of material non-public information or communicates material non-public information to others in breach of a duty of trust or confidence.

While the law concerning insider trading is not static, it is generally understood that the law prohibits:

     (1)  trading by an insider, while aware of material, non-public information; or

     (2)  trading by a non-insider, while aware of material, non-public information, where the information was disclosed to the non-insider in violation of an insider's duty to keep it confidential; or

     (3)  communicating material, non-public information to others in breach of a duty of trust or confidence.

This policy applies to every such officer, director and employee and extends to activities within and outside their duties at the Company. Every officer, director and employee must read and retain this policy statement. Any questions regarding this policy statement and the related procedures set forth herein should be referred to your local compliance officer.

The remainder of this memorandum discusses in detail the elements of insider trading, the penalties for such unlawful conduct and the procedures adopted by the Company to implement its policy against insider trading.

                                       16

1.   TO WHOM DOES THIS POLICY APPLY?

This Policy applies to all employees, officers and directors (direct or indirect) of the Company ("Covered Persons"), as well as to any transactions in any securities participated in by family members, trusts or corporations controlled by such persons. In particular, this Policy applies to securities transactions by:

     o    the Covered Person's spouse;

     o    the Covered Person's minor children;

     o    any other relatives living in the Covered Person's household;

     o    a trust in which the Covered Person has a beneficial interest, unless such person has no direct or indirect control over the trust;

     o    a trust as to which the Covered Person is a trustee;

     o    a revocable trust as to which the Covered Person is a settlor;

     o    a corporation of which the Covered Person is an officer, director or
          10% or greater stockholder; or

     o    a partnership of which the Covered Person is a partner (including most investment clubs) unless the Covered Person has no direct or indirect control over the partnership.

2.   WHAT IS MATERIAL INFORMATION?

Trading on inside information is not a basis for liability unless the information is deemed to be material. "Material information" generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities.

Although there is no precise, generally accepted definition of materiality, information is likely to be "material" if it relates to significant changes affecting such matters as:

     o    dividend or earnings expectations;

     o    write-downs or write-offs of assets;

     o    additions to reserves for bad debts or contingent liabilities;

     o    expansion or curtailment of company or major division operations;

     o    proposals or agreements involving a joint venture, merger, acquisition;

     o    divestiture, or leveraged buy-out;

     o    new products or services;

     o    exploratory, discovery or research developments;

     o    criminal indictments, civil litigation or government investigations;

     o    disputes with major suppliers or customers or significant changes in the relationships with such parties;

     o    labor disputes including strikes or lockouts;

     o    substantial changes in accounting methods;

     o    major litigation developments;

     o    major personnel changes;

     o    debt service or liquidity problems;

     o    bankruptcy or insolvency;

     o    extraordinary management developments;

     o    public offerings or private sales of debt or equity securities;

     o    calls, redemptions or purchases of a company's own stock;

     o    issuer tender offers; or

     o    recapitalizations.

                                       17

Information provided by a company could be material because of its expected effect on a particular class of the company's securities, all of the company's securities, the securities of another company, or the securities of several companies. Moreover, the resulting prohibition against the misuses of "material"
information reaches all types of securities (whether stock or other equity interests, corporate debt, government or municipal obligations, or commercial paper) as well as any option related to that security (such as a put, call or index security).

Material information does not have to relate to a company's business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates that reports on various companies would appear in the Journal and whether those reports would be favorable or not.

3.   WHAT IS NON-PUBLIC INFORMATION?

In order for issues concerning insider trading to arise, information must not only be "material", it must be "non-public". "Non-public" information is information which has not been made available to investors generally.
Information received in circumstances indicating that it is not yet in general circulation or where the recipient knows or should know that the information could only have been provided by an "insider" is also deemed "non-public"
information.

At such time as material, non-public information has been effectively distributed to the investing public, it is no longer subject to insider trading restrictions. However, for "non-public" information to become public information, it must be disseminated through recognized channels of distribution designed to reach the securities marketplace.

To show that "material" information is public, you should be able to point to some fact verifying that the information has become generally available, for example, disclosure in a national business and financial wire service (Dow Jones or Reuters), a national news service (AP or UPI), a national newspaper (The Wall
Street Journal, The New York Times or Financial Times), or a publicly disseminated disclosure document (a proxy statement or prospectus). The circulation of rumors or "talk on the street", even if accurate, widespread and reported in the media, does not constitute the requisite public disclosure. The information must not only be publicly disclosed, there must also be adequate time for the market as a whole to digest the information. Although timing may vary depending upon the circumstances, a good rule of thumb is that information is considered non-public until the third business day after public disclosure.

Material non-public information is not made public by selective dissemination.
Material information improperly disclosed only to institutional investors or to a fund analyst or a favored group of analysts retains its status as "non-public"
information which must not be disclosed or otherwise misused. Similarly, partial disclosure does not constitute public dissemination. So long as any material component of the "inside" information possessed by the Company has yet to be publicly disclosed, the information is deemed "non-public" and may not be misused.

                                       18

INFORMATION PROVIDED IN CONFIDENCE. It is possible that one or more directors, officers, or employees of the Company may become temporary "insiders" because of a duty of trust or confidence. A duty of trust or confidence can arise: (1)
whenever a person agrees to maintain information in confidence; (2) when two people have a history, pattern, or practice of sharing confidences such that the recipient of the information knows or reasonably should know that the person communicating the material non-public information expects that the recipient will maintain its confidentiality; or (3) whenever a person receives or obtains material non-public information from certain close family members such as spouses, parents, children and siblings. For example, personnel at the Company may become insiders when an external source, such as a company whose securities are held by one or more of the accounts managed by the Company, discloses material, non-public information to the Company's portfolio managers or analysts with the expectation that the information will remain confidential.

As an "insider", the Company has a duty not to breach the trust of the party that has communicated the "material, non-public" information by misusing that information. This duty may arise because the Company has entered or has been invited to enter into a commercial relationship with the company, client or prospective client and has been given access to confidential information solely for the corporate purposes of that company, client or prospective client. This duty remains whether or not the Company ultimately participates in the transaction.

INFORMATION DISCLOSED IN BREACH OF A DUTY. Analysts and portfolio managers at the Company must be especially wary of "material, non-public" information disclosed in breach of corporate insider's duty of trust or confidence that he or she owes the corporation and shareholders. Even where there is no expectation of confidentiality, a person may become an "insider" upon receiving material, non-public information in circumstances where a person knows, or should know, that a corporate insider is disclosing information in breach of a duty of trust and confidence that he or she owes the corporation and its shareholders. Whether the disclosure is an improper "tip" that renders the recipient a "tippee"
depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure. In the context of an improper disclosure by a corporate insider, the requisite "personal benefit" may not be limited to a present or future monetary gain. Rather, a prohibited personal benefit could include a reputational benefit, an expectation of a "quid pro quo"
from the recipient or the recipient's employer by a gift of the "inside"
information.

A person may, depending on the circumstances, also become an "insider" or
"tippee" when he or she obtains apparently material, non-public information by happenstance, including information derived from social situations, business gatherings, overheard conversations, misplaced documents, and "tips" from insiders or other third parties.

                                       19

4.   IDENTIFYING MATERIAL INFORMATION

Before trading for yourself or others, including investment companies or private accounts managed by the Company, in the securities of a company about which you may have potential material, non-public information, ask yourself the following questions:

i.   Is this information that an investor could consider important in making his or her investment decisions? Is this information that could substantially affect the market price of the securities if generally disclosed?

ii.  To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in The
     Financial Times, Reuters, The Wall Street Journal or other publications of general circulation?

Given the potentially severe regulatory, civil and criminal sanctions to which you, the Company and its personnel could be subject, any director, officer and employee uncertain as to whether the information he or she possesses is
"material non-public" information should immediately take the following steps:

i.   Report the matter immediately to a Compliance Officer or the Chief Legal
     Officer of the Company;

ii.  Do not purchase or sell the securities on behalf of yourself or others, including investment companies or private accounts managed by the Company;
     and

iii. Do not communicate the information inside or outside the Company, other than to a Compliance Officer or the Chief Legal Officer of the Company.

After the Compliance Officer or Chief Legal Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication or will be allowed to trade and communicate the information.

5.   PENALTIES FOR INSIDER TRADING

Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:
civil injunctions, treble damages, disgorgement of profits, jail sentences, fines for the person who committed the violation of up to three times, the profit gained or loss avoided, whether or not the person actually benefited, and fines for the employer or other controlling person of up to the greater of
$1,000,000 or three times the amount of the profit gained or loss avoided.

In addition, any violation of this policy statement can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.

                                       20

SECTION II. PROCEDURES TO IMPLEMENT THE POLICY AGAINST INSIDER TRADING

A.   Procedures to Implement the Policy Against Insider Trading

The following procedures have been established to aid the officers, directors and employees of the Company in avoiding insider trading, and to aid the Company in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of the Company must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.

TRADING RESTRICTIONS AND REPORTING REQUIREMENTS

1.   No employee, officer or director of the Company who is aware of material non-public information relating to the Company or any of its affiliates or subsidiaries, including Allianz AG, may buy or sell any securities of the
     Company, including Allianz AG, or engage in any other action to take advantage of, or pass on to others, such material non-public information.

2.   No employee, officer or director of the Company who is aware of material non-public information which relates to any other company or entity in circumstances in which such person is deemed to be an insider or is otherwise subject to restrictions under the federal securities laws may buy or sell securities of that company or otherwise take advantage of, or pass on to others, such material non-public information.

3.   No employee, officer or director of the Company shall engage in a securities transaction with respect to the securities of Allianz AG, except in accordance with the specific procedures published from time to time by the Company.

4.   No employee shall engage in a personal securities transaction with respect to any securities of any other company, except in accordance with the specific procedures set forth in the Company's Code of Ethics.

5.   Employees shall submit reports concerning each securities transaction in accordance with the terms of the Code of Ethics and verify their personal ownership of securities in accordance with the procedures set forth in the
     Code of Ethics.

6.   Because even inadvertent disclosure of material non-public information to others can lead to significant legal difficulties, officers, directors and employees of the Company should not discuss any potentially material non-public information concerning the Company or other companies, including other officers, employees and directors, except as specifically required in the performance of their duties

                                       21

B.   Information Barrier Procedures

The Insider Trading and Securities Fraud Enforcement Act in the US require the establishment and strict enforcement of procedures reasonably designed to prevent the misuse of "inside" information. Accordingly, you should not discuss material non-public information about the Company or other companies with anyone, including other employees, except as required in the performance of your regular duties. In addition, care should be taken so that such information is secure. For example, files containing material non-public information should be sealed; access to computer files containing material non-public information should be restricted.

C.   Resolving Issues Concerning Insider Trading

The federal securities laws, including the US laws governing insider trading, are complex. If you have any doubts or questions as to the materiality or non-public nature of information in your possession or as to any of the applicability or interpretation of any of the foregoing procedures or as to the propriety of any action, you should contact your Compliance Officer. Until advised to the contrary by a Compliance Officer, you should presume that the information is material and non-public and you should not trade in the securities or disclose this information to anyone.

                                       22

                                                                     APPENDIX II

                        GUIDANCE ON BENEFICIAL OWNERSHIP

1.   Securities Held By Family Members

     (a)  Example 1-A:

          X and Y are married. Although Y has an independent source of income from a family inheritance and segregates her funds from those of her husbands, Y contributes to the maintenance of the family home. X and Y have engaged in joint estate planning and have the same financial adviser. Since X and Y's resources are clearly significantly directed towards their common property, they will be deemed to be beneficial owners of each other's securities.

     (b)  Example 1-B:

          X and Y are separated and have filed for divorce. Neither party contributes to the support of the other. X has no control over the financial affairs of his wife. Neither X nor Y is a beneficial owner of the other's securities.

     (c)  Example 1-C:

          X's adult son Z lives in X's home. Z is self-supporting and contributes to household expenses. X is a beneficial owner of Z's securities.

     (d)  Example 1-D:

          X's mother A lives alone and is financially independent. X has power of attorney over his mother's estate, pays all her bills and manages her investment affairs. X borrows freely from A without being required to pay back funds with interest, if at all. X takes out personal loans from A's bank in A's name, the interest from such loans being paid from A's account. X is a significant heir of A's estate. X is a beneficial owner of A's securities.

2.   Securities Held by a Company

     (a)  Example 2-A:

          O is a holding company with 5 shareholders. X owns 30% of the shares of the company. Although O does no business on its own, it has several wholly-owned subsidiaries which manufacture oil- related products. X has beneficial interest in the securities owned by O.

3.   Securities Held in Trust

     (a)  Example 3-A:

          X is trustee of a trust created for his two minor children. When both of X's children reach 21, each will receive an equal share of the corpus of the trust. X is a beneficial owner of the securities in the trust.

     (b)  Example 3-B:

          X is trustee of an irrevocable trust for his daughter. X is a director of the issuer of the equity securities held by the trust. The daughter is entitled to the income of the trust until she is 25 years old, and is then entitled to the corpus. If the daughter dies before reaching
          25, X is entitled to the corpus. X should report the holdings and transactions of the trust as his own.

                                       23

                                                                    APPENDIX III

                     GUIDANCE ON SHORT TERM PROFIT RECOVERY
                            PORTFOLIO EMPLOYEES ONLY

Section VII.d. of the Code provides for the disgorgement of any profit realized by Portfolio Employee (e.g. portfolio managers, research analysts, traders) on transactions in the same or equivalent security within 30 days. This applies to the purchase and sale (or sale and purchase) of a security within a 30-day period in any beneficially owned account.

The following are various questions and answers to help you understand this provision. If you have any further questions regarding this provision, you should contact your local Compliance Officer.

Q.   How is the 30-day period measured?

     A.   A purchase or sale is ordinarily deemed to occur on trade date. If the purchase is considered to be made on day 0, day 31 is the first day a sale of those securities may be made without regard to the profit of recovery rule.

Q.   How are profits measured when there is a series of purchases and sales within the 30 calendar day period?

     A.   A series of purchases and sales will be measured on a first-in, first-out basis until all purchases and sale transactions within a
          30-day period are matched. The sum of the profits realized on these paired purchases and sales will be subject to disgorgement. No reduction will be made for losses.

Q.   In calculating the amount of profit that can be recovered, does it matter in what order the transactions occur?

     A.   No, even if the sale precedes the purchase, these transactions will be matched if they occur with a 30-day period.

Q.   Is the short sale of a security considered a sale?

     A.   Yes, a short sale is considered a sale for all purposes (reporting, pre-clearance, and the 30-day profit recovery rule). It is important to keep in mind that when the profits are computed under the 30-day rule, the order of the transactions is not relevant in calculating profit; for example, a sale (or short sale) can be matched against a subsequent purchase. Please note that naked short sales are prohibited under the Code of Ethics.

DERIVATIVE TRANSACTIONS

For the purposes of reporting, pre-clearance and the 30-day profit recovery rule, a transaction in any put or call option (except an option on an Exempt
Security or index) or any future on a security (except a future on an Exempt
Security or index), will be treated as a derivative transaction. For the purposes of this Code, derivative transactions will be divided into two categories: "call equivalent positions" and "put equivalent positions". A "call equivalent position" is treated as a purchase of the underlying security.
Conversely, a "put equivalent position" is treated as a sale of the underlying security. Please note that writing or acquiring naked options are prohibited under the Code of Ethics.

                                       24

                                                                     APPENDIX IV

                    ALLIANZ GLOBAL INVESTORS OF AMERICA L.P.

                                 PRIVACY POLICY

We consider customer privacy to be a fundamental aspect of our relationship with clients and are committed to maintaining the confidentiality, integrity and security of our current, prospective and former clients' personal information.
To ensure our client's privacy, we have developed policies that are designed to protect this confidentiality, while allowing client needs to be served.

In the course of providing clients with products and services, we may obtain non-public personal information about clients which may come from sources such as account applications and other forms, from other written, electronic or verbal correspondence, from client transactions, from a client's brokerage or financial advisory firm, financial adviser or consultant, and/or from information captured on our internet web sites.

As a matter of policy, we do not disclose any personal or account information provided by clients or gathered by us to non-affiliated third parties, except as required or permitted by law. As is common in the industry, non-affiliated companies may from time to time be used to provide certain services, such as preparing and mailing prospectuses, reports, account statements and other information, conducting research on client satisfaction and gathering shareholder proxies. We may also retain non-affiliated companies to market our products and enter in joint marketing agreements with other companies. These companies may have access to a client's personal and account information, but are solely permitted to use this information to provide the specific service or as otherwise permitted by law. We may also provide a client's personal and account information to their respective brokerage or financial advisory firm,
Custodian, and/or to their financial adviser or consultant.

We reserve the right to disclose or report personal information to non-affiliated third parties, in limited circumstances, where we believe in good faith that disclosure is required under law to cooperate with regulators or law enforcement authorities, to protect our rights or property or upon reasonable request by any mutual fund in which a client has chosen to invest. In addition, we may disclose information about a client or a client's accounts to a non-affiliated third party only if we receive a client's written request or consent.

We may share client information with our affiliates in connection with servicing a client's account or to provide a client with information about products and services that we believe may be of interest to them. The information we share may include, for example, a client's participation in our mutual funds or other investment programs, a client's ownership of certain types of accounts (such as
IRAs), or other data about a client's accounts. Our affiliates, in turn, are not permitted to share client information with non-affiliated entities, except as required or permitted by law.

We take seriously our obligation to safeguard client non-public personal information. In addition to this policy, we have also implemented procedures that are designed to restrict access to a client's non-public personal information only to internal personnel who need to know that information in order to provide products or services to such clients. In addition, we have physical, electronic, and procedural safeguards in place to guard a client's non-public personal information.

----------
This privacy policy is applicable to the following entities: ADAM Capital
Management LLC, Allianz Global Investors of America L.P, Allianz Hedge Fund
Partners L.P., Allianz Private Client Services LLC, Allianz Private Equity
Partners LLC, Cadence Capital Management LLC, Nicholas-Applegate Capital
Management LLC, NFJ Investment Group L.P., OCC Distributors LLC, OpCap Advisors
LLC, Oppenheimer Capital LLC, Allianz Global Investors Fund Management LLC,
Allianz Global Investors Managed Accounts LLC, Allianz Global Investors U.S.
Retail LLC, PA CD Distributors LLC, PEA Capital LLC, PIMCO Advisors VIT Funds,
PIMCO Funds: Multi-Manager Series, PIMCO Funds: Pacific Investment Management
Series, PIMCO Specialty Markets, PIMCO Commercial Mortgage Securities Trust,
Inc., and the Municipal Advantage Fund, Inc.

                                       25

                                                                      APPENDIX V

                          INSTRUCTIONS FOR USING ITRADE

Welcome to iTrade, the automated software system that enables eligible employees the ability to receive quick and efficient notification that their personal transaction request is permitted for trading through the employee's personal brokerage account. Pre-clearance for all eligible employees is based upon requirements contained within the Company Code of Ethics (the "Code"). It is important that each employee read and understand the Code of Ethics so that you are fully aware of what the Code requires.

The Code is based upon the principle that officers and employees of the Company and its affiliated divisions and subsidiaries owe a fiduciary duty to both the shareholders of the registered investment companies and all other clients where the Company serves as an adviser or sub-adviser ("Advisory Clients").
Accordingly, all employees must avoid activities, interests and relationships that might interfere or appear to interfere with making decisions in the best interest of our Advisory Clients.

In order to assist the Allianz Global Investors-NY and Nicholas-Applegate
Compliance Departments with administering the Code, ALL EMPLOYEES THAT ARE
LOCATED IN A NEW YORK OPERATING ENTITY AS WELL AS WITHIN NICHOLAS-APPLEGATE ARE
REQUIRED TO PRE-CLEAR EVERY PERSONAL TRANSACTION THROUGH THE ITRADE SYSTEM.
Transactions that are excluded from having to be entered into iTrade are those transactions that are for Exempt Securities, i.e. direct obligations of the U.S.
Government, certificates of deposit, shares of registered open-ended investment companies, ETF's, exchange traded futures and options on broadly-based indices.
For a complete listing of Exempt Securities, please refer to the Code.

Below are instructions on how to begin using the iTrade system, and instructions on how to enter electronically Personal Securities Transaction Requests.

A.   LOGGING INTO ITRADE (NEW YORK BASED EMPLOYEES ONLY)

To begin using iTrade, you must first launch your Internet Explorer Web browser.
Once the Internet Explorer Web browser has been launched, click on the
Compliance section of the Company Intranet. In the compliance section click on the New York Employee Personal Trading link, shown below.

[GRAPHIC] CTI-iTrade Pre-Clearance Form

At the Login Screen, type your Employee Code (the name by which you are known to
iTrade) and your Password. Your iTrade Employee Code is the first letter of your first name followed by the first 7 letters of your last name. PLEASE CALL THE
ALLIANZ GLOBAL INVESTORS-NY COMPLIANCE HOT-LINE AT (212) 739-3186 FOR YOUR
PASSWORD. Employees should change their password after initially logging in.
Password resets can also be handled by Compliance. For visual security, asterisks appear in place of your password characters.

CTI ITRADE LOG-IN SCREEN

                                [GRAPHIC OMITTED]

                                       26

B.   TO CHANGE YOUR ITRADE PASSWORD

Click on the Change Password hyperlink on the left frame of the browser screen.

     Step 1: Enter the following information in the fields provided:
          Current Password;
          New Password;
          Verify New Password (to assure that you didn't enter it incorrectly).

     Step 2: Click on the [Change] button. You will either be informed that your password has been changed or you will be given a reason why it could not be changed.

Once your correct Login Name and Password are entered, click on the [Login]
button.

If you receive the message "iTrade is currently unavailable", this indicates that iTrade is not available at the current time. iTrade is only available from
9:30am to 4:00pm EST. Please try again during these hours.

C.   INITIAL BROKERAGE ACCOUNT CERTIFICATION

When you login to iTrade for the first time, you will be shown a list of brokerage account number(s) that have been associated to your name within
iTrade. The list of account(s) represents all accounts that each employee has previously reported to Compliance, based upon the employee's determination that he or she has Beneficial Ownership. Beneficial Ownership is determined if the employee has an opportunity to directly benefit or share in any profit derived from any security transactions within the account, i.e. Accounts held in the name of the employee, and immediate family sharing the same household including spouse, child, stepchild, grandchild, parent, etc. All accounts where the employee is deemed to have Beneficial Ownership are subject to the requirements of the Code.

You will be asked to review the list of accounts and submit a certification that all of your Brokerage Accounts have been properly identified within iTrade. YOU
MUST SUBMIT THE ELECTRONIC CERTIFICATION WITHIN 10 DAYS FROM THE DATE OF YOUR
FIRST TRANSACTION IS ENTERED INTO ITRADE.

To certify the list of accounts, choose one of the following options:

1.   If the information is complete and accurate, click the [Certify Now]
     button.

2.   If the information is incorrect and/or needs to be revised click the
     [Certify Later] button and report any errors or additional brokerage accounts to the Compliance Department.

                                [GRAPHIC OMITTED]

                                       27

D.   SUBMITTING A TRADE REQUEST

Once you have completed the Brokerage Account Certification, iTrade will bring you to the "Request screen". In order to submit a request for pre-clearance, all required fields must be completed. The required fields are as follows:

     1.   SELECTING THE SECURITY

     To enter a trade request, you must first enter a ticker symbol in the appropriate field for the security you wish to buy or sell. In order to identify the ticker in the security list, select the ticker for the trade request from the Security Lookup screen:

     This can be done several ways:

     (A)  IF YOU KNOW THE TICKER OF THE SECURITY:

          STEP 1: Type in the ticker and then Click on the [Lookup] button to the right hand side of the field.
                  The system will give you the choices that are close to, or match what you typed in.

          STEP 2: Select the ticker of the security you wish to trade by clicking on the hyperlink.

          STEP 3: CTI iTrade will fill in the SECURITY NAME, SECURITY CUSIP and
                  SECURITY TYPE automatically on the Trade Request.

     (B)  IF YOU DON'T KNOW THE FULL TICKER OF THE SECURITY YOU WOULD LIKE TO
          TRADE:

          STEP 1: Type in the first few letters followed by an asterisk* and then Click the [Lookup] button

                  For Example: If you want to buy shares of Intel and all you remember are the first few Letters, type in int* then hit
                  [Lookup]

          STEP 2: If any tickers are found they are displayed on a new screen.
                  Select the hyperlink of the one you want.

          STEP 3: CTI iTrade will automatically fill in the SECURITY NAME,
                  SECURITY CUSIP and SECURITY TYPE on the Trade Request.

     (C)  IF YOU ONLY KNOW THE NAME OF THE SECURITY YOU WOULD LIKE TO TRADE:

          STEP 1: Go to the SECURITY NAME field, type in an asterisk *, a few letters of the name and another asterisk * (For Example: for
                  American Brands type in *AMER*)

          STEP 2: Any securities whose name have 'AMER' in them will be displayed. Select the hyperlink of the one you want.

          STEP 3: CTI iTrade will automatically fill in the TICKER, SECURITY
                  NAME, SECURITY CUSIP and SECURITY TYPE on the Trade Request.

                                       28

     (D)  IF THE SECURITY YOU WOULD LIKE TO TRADE IS NOT LOCATED IN THE [LOOKUP]
          SCREEN YOU WILL NEED TO CONTACT THE ALLIANZ GLOBAL INVESTORS-NY
          COMPLIANCE HOT-LINE AT (212) 739-3186 OR YOUR LOCAL NICHOLAS-APPLEGATE
          COMPLIANCE OFFICER. THE COMPLIANCE DEPARTMENT WILL ADD THE SECURITY TO
          ITRADE, SO THAT IT CAN DETERMINE IF THE TRADE REQUEST IS PERMISSIBLE.
          CTI ITRADE SCREEN FOR LOCATING A TICKER.

                                [GRAPHIC OMITTED]

     2.   COMPLETING THE REQUEST ON ITRADE

          In order to complete the Request Screen, the following fields must be completed:

(a)   BROKERAGE ACCOUNT -   Click on the dropdown arrow to the right of the
                            field and select the account to be used for the
                            trade.

(b)   TRANSACTION TYPE -    Click on the dropdown arrow to the right of the
                            field and select the type of transaction you wish to
                            make: Buy, Sell, Cover Short, or Sell Short. (NOTE:
                            if you are a Portfolio Employee of the Company, you
                            are not permitted to affect Short sales, puts,
                            calls, straddles, or options. Please refer to Code
                            for additional information on the restrictions that
                            apply to this group of employees).

(c)   PRICE -               Fill in the anticipated price at which you expect to
                            execute the trade.

                                [GRAPHIC OMITTED]

                                       29

     3.   SUBMITTING THE REQUEST ON ITRADE

          Once all the required fields on the iTrade Request Screen have been completed:

               STEP 1: Click the [Submit Request] button to send the request through iTrade.

               STEP 2: A grid displaying the transactional information will appear. Review the information and Click on the [Confirm]
                       button if all appears correct.

                                      [GRAPHIC OMITTED]

               STEP 3: A screen will appear confirming whether or not the trade request has been pre-cleared/approved for trading through
                       the employee's personal brokerage account. If the
                       transaction has been denied, a message box will appear
                       that offers a general explanation. If you have any
                       questions about a denial, please contact the Allianz
                       Global Investors-NY Compliance Hot-Line at (212) 739-3186
                       or your local Nicholas-Applegate Compliance Officer.

                       If the transaction has been approved, print out the
                       confirmation as a record of the trade. You may now
                       proceed and execute the Transactions in your personal
                       brokerage account.

                       To continue with another transaction request, click on
                       [Return To Request]. Otherwise, you can log-out of
                       iTrade.

                                       30

     4.   EXITING WITHOUT SUBMITTING THE TRADE REQUEST

     If a decision is made to not submit the trade request before clicking the
     [Confirm] button, simply exit from the browser by clicking on the Logout hyperlink on the lower left side of the screen (or click the X button in the upper right corner of the screen).

     5.   STARTING OVER

     To clear everything on the screen and start over, Click the [Cancel] button on the confirmation screen. This will bring you back to the trade request screen. Click the [Clear Screen] button and enter a new trade request.

     6.   VIEW CODE OF ETHICS

     To view the Company Code of Ethics in iTrade, Click on the View Ethics Code
     hyperlink on the left frame of your browser screen. If you have any questions please call the Allianz Global Investors-NY Compliance Hot-Line at (212)739-3186 or your local Nicholas-Applegate Compliance Officer.

                                       31

                                                                     APPENDIX VI

                                                                  CHARLES SCHWAB
Allianz Global Investors of America L.P.
Designated Brokerage Program -- Offered by Charles Schwab
--------------------------------------------------------------------------------

SCHWAB AS A DESIGNATED BROKER

Allianz Global Investors of America L.P., and its affiliated divisions or subsidiaries ("the Company")(1) have chosen Schwab as a designated broker based on the products that Schwab offers at competitive prices and on the high level of service Schwab provides to its clients.

AS A SCHWAB CUSTOMER, YOU CAN CHOOSE FROM A RANGE OF FINANCIAL SOLUTIONS

You will have access to:

     o    Schwab's extensive local branch network with over 300 branches nationwide.

     o    Personalized assistance from Schwab Investment Consultants.

     o    A full range of self-directed retirement plans, including Traditional,
          Roth, SEP, SIMPLE, Rollover IRAs and Qualified Retirement Plan (QRP).

     o    Schwab's Mutual Fund OneSource Service, which includes over 1,000 no-load Mutual Funds, including certain PIMCO products and funds from other prominent fund families, all available without transaction fees(2).

     o    Experts in a variety of fields including Schwab Bond Specialists, who average more than 10 years' experience and focus exclusively on the fixed income markets. These specialists can offer you regional expertise as well as a wide selection of fixed income investments.
          Please call Tom Brophy at 800-856-1748 for assistance with specific fixed income needs.

     o    Convenient services such as online bill payment, electronic money transfers and automated trading.

AS AN ALLIANZ GLOBAL INVESTORS OF AMERICA L.P. EMPLOYEE YOUR SPECIAL BENEFITS
INCLUDE:

     o    Toll-free access to a dedicated Schwab service team at 1-888-621-3933 and a customized website to further explain your benefits and to help you get started: http://www.schwabexclusive.com/23262

     o    Preferred pricing on equity trades placed online from $19.95 to as low as $8

     o    Account Service Fees waived

     o    Reduced account minimum requirement to $2,500 for Schwab One accounts(3)

     o    Customized seminars and workshops on investing, retirement, and estate planning

                                       32

PREFERRED PRICING FOR ALLIANZ GLOBAL INVESTORS OF AMERICA L.P

     Schwab and Allianz Global Investors-U.S. have negotiated special pricing for transactions on U.S. equity trades on behalf of all employees of the designated affiliates of Allianz Global Investors-U.S. This table provides the basic pricing schedule, which varies based on your household assets held at Schwab.

----------------------------------------------------------------------------------------------------------
                                ONLINE                    ONLINE                                  PENNY
 HOUSEHOLD ASSETS           EQUITY TRADES           MUTUAL FUND TRADES          OPTIONS           STOCKS
----------------------------------------------------------------------------------------------------------

   OVER $1 MILLION                                                                                  $8
                                  $8                      $39.00         $9.95 plus $1.40 per   (unlimited
                          (unlimited shares)                                   contract          shares)
----------------------------------------------------------------------------------------------------------
$500,000 - $999,999             $9.95                                                             $9.95
                            (5,000 shares;                               $9.95 plus $1.40 per   (unlimited
                      .01 each additional share)          $39.00               contract          shares)
----------------------------------------------------------------------------------------------------------
$100,000 - $499,999             $9.95                                                             $9.95
                            (1,000 shares;                               $9.95 plus $1.40 per   (unlimited
                      .01 each additional share)          $39.00               contract          shares)
----------------------------------------------------------------------------------------------------------
$10,000 - $99,999               19.95                                                             $19.95
                            (1,000 shares;                               $9.95 plus $1.40 per   (unlimited
                      .015 each additional share)         $39.00               contract          shares)
----------------------------------------------------------------------------------------------------------

Pricing subject to change based on household asset level; please see the Charles
Schwab Pricing Guide on Schwab.com for additional information. Corporate negotiated pricing supercedes retail pricing.

Offer is only available for U.S.-domiciled, dollar-based retail accounts held at
Charles Schwab & Co., Inc. This offer does not apply to accounts held with
Independent Investment Advisors at Schwab, Schwab Private Client or U.S. Trust.

CHOOSE SCHWAB -- CALL 1-888-621-3933 BETWEEN 8:30 A.M. AND 5:00 P.M. EASTERN
TIME.

Schwab has established a dedicated client support line for Allianz Global
Investors-U.S. employees to help you get started. Simply call the toll-free number above to receive assistance with the following:

     o    Streamlined account opening by phone

     o    Asset transfer assistance

     o    Service recommendations

     o    Introductions to specialists

     o    Appointments in Schwab Investor Centers

     o    Answers about your exclusive benefits

                                       33

IT'S EASY TO OPEN A SCHWAB ACCOUNT.

The easiest way to open a Schwab account is to call the client support line for
Allianz Global Investors-U.S. employees at the toll-free number above. You'll also find the applications and forms you need in your information package. If you need additional applications or forms, you can call your team or simply:

     o    Download and print forms--including transfer of account forms--online at www.schwabexclusive.com/23262 OR

     o    Stop by any local Schwab Investment Center near you

THE CLOSEST BRANCHES TO ALLIANZ GLOBAL INVESTORS OF AMERICA L.P. OFFICE
LOCATIONS ARE LISTED BELOW. Please be sure to identify yourself as part of the
Allianz Global Investors of America L.P. or one of its legal entities'
Designated Brokerage program.

-------------------------------------------------------------------------
          NEW YORK, NY               NEW YORK, NY         NEW YORK, NY
   1211 Avenue of the Americas     60 E. 42nd Street     Lincoln Center
                                    Near 5th Avenue       1886 Broadway
-------------------------------------------------------------------------
          NEW YORK, NY               NEW YORK, NY         NEW YORK, NY
1360 Third Street at 77th Street    46 Wall Street        2 Penn Plaza
-------------------------------------------------------------------------
          NEW YORK, NY               STAMFORD, CT         GREENWICH, CT
        300 Park Avenue            300 Atlantic St.    289 Greenwich Ave.
         at 50th Street                                    Suite 400
-------------------------------------------------------------------------

Or, to find a Schwab Investment Center near you call 1-888-621-3933

(1) Allianz Global Investors of America L.P. its affiliated divisions or subsidiaries includes employees from the following operating entities: Allianz
Hedge Fund Partners L.P., Allianz Private Client Services LLC, Allianz Private
Equity Partners, Inc., OCC Distributors LLC, Oppenheimer Capital LLC, Allianz
Global Investors Fund Management LLC, Allianz Global Investors Managed Accounts
LLC, Allianz Global Investors U.S. Retail LLC, PA CD Distributors LLC, and PEA
Capital LLC.

(2) Schwab's short-term transaction fee will be charged on redemptions of funds
(except certain SchwabFunds) bought through Schwab's Mutual Fund OneSource(R)
service (and certain other funds) with no transaction fee and held for 180 days or less. If you pay a transaction fee to purchase a fund, you will also pay a transaction fee when you sell it as well. Schwab reserves the right to change the funds we make available without transaction fees and to reinstate fees on any funds. Schwab receives remuneration from participating fund companies. Fund shares may be purchased from the fund company directly with no transaction fee.

Investors should carefully consider information contained in the prospectus, including investment objectives, risks, charges and expenses. You can request a prospectus by calling Schwab at 800-435-4000. Please read the prospectus carefully before investing. You may also view, download and print a prospectus by clicking on Prospectuses & Reports.

(3) The standard minimum opening is $10,000 for Schwab One accounts. If you are opening a Schwab One account between $2,500-$4,999, please either call
1-888-621-3933 or mail your application to Charles Schwab & Co., Inc. P.O. Box
2976, Phoenix, AZ 85062-2976.

                                       34

                                                                    APPENDIX VII

                    ALLIANZ GLOBAL INVESTORS OF AMERICA L.P.

                      INITIAL ACKNOWLEDGEMENT CERTIFICATION

                                 CODE OF ETHICS
                                       and
                      INSIDER TRADING POLICY AND PROCEDURES

I hereby certify that I have read and understand the attached Allianz Global
Investors of America's Code of Ethics and Insider Trading Policy and Procedures
(the "Code"). Pursuant to such Code, I recognize that I must disclose or report all personal securities holdings and transactions required to be disclosed or reported thereunder and comply in all other respects with the requirements of the Code. I understand that any failure to comply in all aspects with the foregoing and these policies and procedures may lead to sanctions including dismissal. I hereby agree to abide by all of the Code's requirements as it relates to my employment with Alliance Global Investors of America.

Date: ______________
                                        ----------------------------------------
                                        Signature

                                        ----------------------------------------
                                        Print Name

                                       35

                                                                   APPENDIX VIII

                    ALLIANZ GLOBAL INVESTORS OF AMERICA L.P.

                               INITIAL LISTING OF
                          PERSONAL SECURITIES HOLDINGS,
                       MUTUAL FUND AND BROKERAGE ACCOUNTS

I hereby certify that the following is a complete and accurate listing as of the date hereof, of all beneficially owned brokerage accounts or Mutual Fund accounts and Covered Securities held therein. I understand that I must provide this information to my local compliance department no later than ten (10)
calendar days after my start date. Failure to comply within this time period will be considered a violation of the Company Code of Ethics.

I.   BROKERAGE AND MUTUAL FUND ACCOUNTS MAINTAINED: I maintain the following brokerage accounts or Mutual Fund accounts with brokerage facilities (list below or attach the most recent account statement containing ALL information required below):

--------------------------------------------------------------------------------
                                                                  Relationship
Name on Account   Name of Brokerage Firm   Account Number(s)   to Account Holder
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Use additional sheets if necessary.

II.  SECURITIES OWNED: List each Covered Security held in the account(s) listed above or attach the most recent brokerage or Mutual Fund account statement(s) containing ALL information required below:

-------------------------------------------------------------------------------------------
   Security Name          Security Type                     Market Value or
and Ticker or CUSIP   (CS, Bond, MF, etc.)   # of Shares   Principal Amount   Date Acquired
-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------

Use additional sheets if necessary.

Except where exceptional circumstances exist, accounts are required to be held with a Designated Broker. Accordingly, unless I am granted approval to maintain these accounts outside of a Designated Broker, I agree to transfer them as soon as possible (generally thirty days or less) to a Designated Broker. Pending transfer of these accounts to a Designated Broker, I will not effect any brokerage transactions in these accounts and I will arrange for my local compliance department to receive a duplicate copy of monthly statements for each such account.

                                       36

III. Request to Maintain Outside Brokerage Accounts: I hereby request approval to maintain one or more of the brokerage accounts listed in Section I above, based on the following: Please check the appropriate box(es).

     [_]  The account is independently managed and I am not involved in investment selections through recommendation, advice, prior review or otherwise, or I am a passive beneficiary of the account and am not involved in the investment decisions.

          List account(s): _____________________________________________________

          Name of Investment Manager and/or family relationship:

          ______________________________________________________________________

     [_]  A participant in the account is employed by another asset management firm or brokerage firm that requires the account to be maintained at such firm. I will arrange for duplicate confirmations and monthly statements to be sent to my local compliance department.

          List account(s): _____________________________________________________

     [_]  Other (explain) ______________________________________________________

                List account(s): _______________________________________________

     By signing this form, I acknowledge that I have received and understand the
     Company Code of Ethics and Insider Trading Policy and Procedures. I agree to abide by the provisions of the Code and to promptly notify my local compliance department of any changes to the above information.

________________________________________               ____/_____/_____
(Sign Name)                                                (Date)

________________________________________
(Print Name)

________________________________________
(Employee Position/Title)

--------------------------------------------------------------------------------

LOCAL COMPLIANCE GROUP:

[_] Approved                               [_] Not Approved

----------------------------------------
Signature

                                       37

                                                                     APPENDIX IX

                    ALLIANZ GLOBAL INVESTORS OF AMERICA L.P.
                          QUARTERLY TRANSACTON REPORT

As a Company employee, you are required to report your personal security transactional information to your local compliance department NO LATER THAN 30
CALENDAR DAYS AFTER THE END OF EACH CALENDAR QUARTER unless the personal security transaction(s), executed in your brokerage or Mutual Fund account(s), meets one of the following criteria:

     1)   Your account is maintained with a designated broker whereby your local compliance department is aware of and has access to your personal security transactions via confirms and personal account statements;

     2)   Your account is maintained with a non-designated broker that has been approved by your local compliance department whereby the compliance department is receiving duplicate copies of your transactional confirms and personal account statements; or

     3)   Your quarterly security transactions involved securities that are exempt(1) from the reporting provisions pursuant to the Company Code even though such security transactions were executed in an account maintained with an approved non-designated broker that is unable to provide duplicate confirms or personal account statements.

Complete the section of this Form if you have effected a Covered Security transaction in your beneficially owned brokerage, Mutual Fund or trading account that does not meet any of the above criteria. You must provide this information on such security transactions to your local compliance department no later than the 30th calendar day following the end of the calendar quarter.

The following are my Covered Securities transactions that have not been reported to my local Compliance Department:

-----------------------------------------------------------------------------------------
                    Security Name and    Number of Shares
                   Ticker or CUSIP (if     and Principal
                  applicable, interest      Amount (if                   Broker   Account
Date   Buy/Sell     & maturity date)        applicable)     Unit Price    Name     Number
-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------

By signing this document, I am certifying that I have met the quarterly reporting requirements pursuant to the Allianz Global Investors of America's
Code in regards to disclosing my beneficially owned brokerage account(s) and any securities transactions that were effected in such account(s) for this quarterly reporting period.

_____/_____/_____                       ----------------------------------------
       Date                                             Signature

----------
(1)  You do not have to report any transactions that were executed in the following securities: 1) U.S. Government Securities, 2) Bank Certificates
     of Deposit, 3) Banker's Acceptances, 4) Commercial Paper, 5) High Quality
     Short-Term Debt Instruments (including repurchase agreements), 6) U.S.
     Government Agency Securities, 7) Exchange Traded Mutual Funds (" ETF's"),
     8) Money Market Funds, and 9) Exchange traded futures and options on broadly-based indices.

                                       38

                                                                      APPENDIX X

                    ALLIANZ GLOBAL INVESTORS OF AMERICA L.P.
                      ANNUAL LISTING OF SECURITIES HOLDINGS
                         AND CERTIFICATION OF COMPLIANCE

I hereby acknowledge that I have read and understand the Allianz Global
Investors of America's Code of Ethics and Insider Trading Policy and Procedures
(the "Code") and recognize the responsibilities and obligations incurred by my being subject to the Code. Furthermore, I certify that I have complied with the requirements of the Code for the year ended December 31, _____, and that I have disclosed or reported all personal securities holdings and transactions required to be disclosed or reported thereunder, and complied in all other respects with the requirements of the Code. I further certify that I understand the amendments and new rules regarding Mutual Funds dated January 1, 2004 and will adhere to the trading restrictions in the open-end registered funds that I own and will not engage in any excessive trading in any funds that I have invested in.

For personal securities account(s) held at Charles Schwab & Co. or a pre-approved non-designated broker(s), I hereby authorize delivery of transactional confirms and account statement(s) in such account(s) to my local compliance department as deemed necessary pursuant to Rule 204-2(a)(12) of the
Investment Advisers Act of 1940. I acknowledge that all of my personal securities accounts are reflected completely and accurately as shown below and all securities beneficially owned by me are reflected accurately in such accounts (see below). I also agree to cooperate fully with any investigation or inquiry as to whether a possible violation of the Code has occurred.

A.   BROKERAGE AND MUTUAL FUND ACCOUNTS MAINTAINED: I maintain the following brokerage accounts or Mutual Fund accounts with brokerage facilities (list below or attach the most recent account statement containing ALL information required below):

----------------------------------------------------------------------
                                                        Relationship
Name of Account   Account Held At   Account Number   to Account Holder
----------------------------------------------------------------------

----------------------------------------------------------------------

----------------------------------------------------------------------

----------------------------------------------------------------------

Use additional sheets if necessary.

B.   SECURITIES OWNED: Check the applicable box

     [_]  My local compliance department has access to my transactions in
          Covered Securities that are held and traded in my personal securities account(s) with Charles Schwab & Co. or with any other brokerage firm that is providing duplicate copies of transactional confirmations and account statements for my personal securities account(s) to my local compliance department as shown above.

     [_]  My local compliance department does not receive any securities holdings or transactional information on my beneficially owned account(s). Therefore, I have attached a list of all Covered
          Securities that are beneficially owned by me in such account(s) that are shown above.

Date: _____/_____/_____
                                        ----------------------------------------
                                        Signature

                                        ----------------------------------------
                                        Print Name

                                       39

                                                                     APPENDIX XI

                        EMPLOYEE TRADE PRECLEARANCE FORM

                PLEASE USE A SEPARATE FORM FOR EACH SECURITY AND
     SEND A COPY OF THIS COMPLETED FORM TO YOUR LOCAL COMPLIANCE DEPARTMENT

-------------------------------------------------------------------------------------------------------------

Name of Employee (please print)
-------------------------------------------------------------------------------------------------------------
Operating Entity Employed by:     Name of Your     Telephone Number   Date
                                  Supervisor       (___)
-------------------------------------------------------------------------------------------------------------
Brokerage Account Number          Brokerage Firm   Telephone Number   Sales Representative (if
                                                   (___)              applicable)
-------------------------------------------------------------------------------------------------------------
[_]  Buy   [_] Sell                   TICKER SYMBOL                Target Price: $
----------------------                                             ------------------------------------------

-------------------------------------------------------------------------------------------------------------
INTENDED QUANTITY                 NAME OF SECURITY
-------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------------------------------
                                                          (1)Traded
 (1)Portfolio       (2)Access                            Security in
   Employee?         Person?      Private Placement?   Prior 30 days?   (1)Short Sale?   Special Instructions
-------------------------------------------------------------------------------------------------------------
[_] Yes [_] No   [_] Yes [_] No   [_] Yes [_] No       [_] Yes [_] No   [_] Yes [_] No
                                  If yes, please use
                                  Private Placement
                                  Request Form
-------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Approvals-DO NOT WRITE IN THIS SECTION
--------------------------------------------------------------------------------
Trade Has Been                  Date Approved: _____/_____/_____   Approved By

[_] Approved [_] Not Approved
--------------------------------------------------------------------------------

APPROVALS ARE VALID UNTIL THE CLOSE OF BUSINESS ON THE DAY APPROVAL HAS BEEN
GRANTED. ACCORDINGLY, GTC (GOOD TILL CANCELED) ORDERS ARE PROHIBITED. IF A TRADE
IS NOT EXECUTED BY THE CLOSE OF BUSINESS, YOU SUBMIT A NEW PRECLEARANCE REQUEST.
OBTAINING PRECLEARANCE SATISFIES THE PRECLEARANCE REQUIREMENTS OF THE COMPANY
CODE OF ETHICS (THE "CODE") AND DOES NOT IMPLY COMPLIANCE WITH THE CODE'S OTHER
PROVISIONS.

PRECLEARANCE PROCEDURES APPLY TO TRANSACTIONS IN A COVERED SECURITY (AS DEFINED
IN THE CODE) WITHIN AN EMPLOYEES' BENEFICIALLY OWNED ACCOUNT(S) THAT INCLUDES
BUT IS NOT LIMITED TO: ALL ACCOUNTS IN THE NAME OF THE EMPLOYEE OR THE
EMPLOYEE'S SPOUSE OR MINOR CHILDREN, IMMEDIATE FAMILY MEMBERS OF THE EMPLOYEE,
ALL ACCOUNTS IN WHICH ANY SUCH PERSONS HAVE A BENEFICIAL INTEREST, AND ALL OTHER
ACCOUNTS OVER WHICH ANY SUCH PERSON EXERCISES ANY INVESTMENT DISCRETION. PLEASE
SEE THE CODE FOR THE COMPLETE DESCRIPTION OF ACCOUNTS THAT ARE SUBJECT TO THE
REQUIREMENTS OF THE CODE.

BY SIGNING BELOW, THE EMPLOYEE CERTIFIES THE FOLLOWING: THE EMPLOYEE AGREES THAT
THE ABOVE ORDER IS IN COMPLIANCE WITH THE COMPANY CODE OF ETHICS AND IS NOT
BASED ON KNOWLEDGE OF AN ACTUAL CLIENT ORDER WITHIN THE PREVIOUS THREE CALENDAR
DAYS IN THE SECURITY THAT IS BEING PURCHASED OR SOLD, OR KNOWLEDGE THAT THE
SECURITY IS BEING CONSIDERED FOR PURCHASE OR SALE IN ONE OR MORE SPECIFIC CLIENT
ACCOUNTS, OR KNOWLEDGE OF A CHANGE OR PENDENCY OF A CHANGE OF AN INVESTMENT
MANAGEMENT RECOMMENDATION. THE EMPLOYEE ALSO ACKNOWLEDGES THAT HE/SHE IS NOT IN
POSSESSION OF MATERIAL, INSIDE INFORMATION PERTAINING TO THE SECURITY OR ISSUER
OF THE SECURITY.

--------------------------------------------------------------------------------
Employee Signature:                        Date

--------------------------------------------------------------------------------

(1)  All employees who are categorized as Portfolio Employees, as defined by the
     Code, are prohibited from entering into the following transactions: 1)
     purchases of IPO's, 2) Profiting from sales in a security held less than 30 days, or 3) short selling.

(2)  All employees who are categorized as Access Persons, as defined by the
     Code, are prohibited from entering into the following transactions: 1)
     purchases of IPO's.

                                       40

                                                                    APPENDIX XII

              PRE-CLEARANCE TRADE REQUEST FORM FOR CTI ITRADE USERS

                                [GRAPHIC OMITTED]

                                       41

                                                                   APPENDIX XIII

                    ALLIANZ GLOBAL INVESTORS OF AMERICA L.P.
                     PRIVATE PLACEMENT APPROVAL REQUEST FORM

(MUST ATTACH A COPY OF THE PRIVATE PLACEMENT MEMORANDUM, OFFERING MEMORANDUM OR
                         ANY OTHER RELEVANT DOCUMENTS)

Date Submitted: ___/___/___           Employee Name: ___________________________

Dpt/Job Title: ___________________    Entity/Employee Group: ___________________

--------------------------------------------------------------------------------

1.   Name of the Sponsor's corporation, partnership or other entity:

     ___________________________________________________________________________

     a) Name of private placement: _____________________________________________

2.   The sponsor's corporation, partnership, or other entity is: [_] Public
     [_] Private

3.   Describe the business to be conducted by the issuer of the private placement:

     ___________________________________________________________________________

4.   Nature of your participation: [_] Stockholder [_] Selling Agent

                                   [_] General Partner [_] limited partner

                                   [_] Other: _______________________

5.   Have you received, or will you receive "selling compensation" in connection with the transaction? [_] YES [_] NO If yes, describe the nature of your compensation: ____________________________

6.   Size of offering (if a fund-provide size of fund): ________________________

7.   Size of your participation as a percentage of total shares or units outstanding: _________________

8.   Have you or do you intend to recommend, refer, or solicit others in any way in connection with this investment? [_] YES [_] NO

     If Yes, please describe: __________________________________________________

9.   Has this private placement been made available to any client account where either you, or the person you report to, exercise investment discretion?
     [_] YES [_] NO

     If no, state why: _________________________________________________________

10.  Describe how you became aware of this private placement: __________________

11.  To the best of your knowledge, will this private placement result in an IPO within the next 12-18 months? [_] YES [_] NO

--------------------------------------------------------------------------------

Approved [_]   Disapproved [_]                           Date: ___/___/____
                               -----------------------
                               Division Head Signature

Approved [_]   Disapproved [_]                           Date: ___/___/____
                               -----------------------
                               Compliance Officer

                                       42